Exhibit 4.9

English Translation

Exclusive Call Option Agreement

This Exclusive Call Option Agreement (this “Agreement”) is entered into as of                      in Shanghai, China by and among the following parties:

1.	Existing Shareholders:

2.	Company:

3.	WFOE:

(In this Agreement, the above parties are hereinafter referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1)

The Existing Shareholders are all the recorded shareholders of the Company and legally hold all the equity interests of the Company. Their respective capital contributions and shareholding percentages in the Company Registered Capital as of the execution date hereof are set out in Annex 1 attached hereto.

(2)	To the extent permitted by PRC Law, the Existing Shareholders intend to transfer all their respective equity interests held in the Company to WFOE, and WFOE intends to accept such transfer.

(3)	To the extent permitted by PRC Law, the Company intends to transfer its assets to WFOE, and WFOE intends to accept such transfer.

(4)

For the purpose of the foregoing equity or asset transfer, the Existing Shareholders and the Company agree to respectively grant to WFOE an exclusive and irrevocable Equity Transfer Option and Asset Purchase Option. Pursuant to such Equity Transfer Option and Asset Purchase Option, at WFOE’s request, the Existing Shareholders or the Company shall, to the extent permitted by PRC Law, transfer the underlying Option Equity or Company Assets (as defined below) to WFOE and/or any other entity or individual designated by WFOE pursuant to the provisions of this Agreement.

NOW, THEREFORE, the Parties, after friendly consultations, hereby agree below:

Article 1 Definitions

1.1	As used herein, the following terms shall be interpreted to have the following meanings, unless the context otherwise requires:

“PRC Law”	Means the then-current laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China.

“Equity Transfer Option”	Means the option to purchase the equity of the Company granted to WFOE by the Existing Shareholders pursuant to the terms and conditions of this Agreement.

“Asset Purchase Option”	Means the option to purchase any Company Assets granted to WFOE by the Company pursuant to the terms and conditions of this Agreement.

“Option Equity”	Means, in respect of each Existing Shareholder, all the equity interests held by it in the Company Registered Capital (as defined below); in respect of all the Existing Shareholders, the equity interests covering 100% of the Company Registered Capital.

“Company Registered Capital”	Means the registered capital of the Company as of the date hereof, i.e. RMB million (in figures: RMB ), which shall include any expanded registered capital as a result of any capital increase within the term of this Agreement.

“Transferred Equity”	Means the equity interest of the Company which WFOE has the right to require the Existing Shareholders to transfer to it or its designated entity or individual when WFOE exercises its Equity Transfer Option in accordance with Article 3 herein, the quantity of which may be all or part of the Option Equity and the details of which shall be determined by WFOE at its sole discretion in accordance with the then-current PRC Law and from its commercial consideration.

“Transferred Assets”	Means the Company Assets which WFOE has the right to require the Company to transfer to it or its designated entity or individual when WFOE exercises its Asset Purchase Option in accordance with Article 3 herein, the quantity of which may be all or part of the Company Assets and the details of which shall be determined by WFOE at its sole discretion in accordance with the then-current PRC Law and from its commercial consideration.

“Exercise of Option”	Means the exercise by WFOE of its Equity Transfer Option or Asset Purchase Option.

“Transfer Price”	Means all the consideration that WFOE or its designated entity or individual is required to pay to the Existing Shareholders or the Company in order to acquire the Transferred Equity or the Company Assets upon each Exercise of Option.

“Business Permits”	Means any approvals, permits, filings, registrations, etc. which the Company is required to have for legally and validly operating all its businesses, including, but not limited to, Business License of Corporate Legal Person, Value-added Telecommunications Business License and such other relevant permits and licenses as required by the then-current PRC Law.

“Company Assets”	Means all the tangible and intangible assets which the Company owns or has the right to dispose of during the term of this Agreement, including but not limited to any immoveable and moveable assets as well as such intellectual property rights as trademarks, copyrights, patents, know-how, domain names and software use rights.

“Material Agreement”	Means an agreement to which the Company is a party and which has a material effect on the businesses or assets of the Company, including, but not limited to, the Exclusive Technical Service Agreement and other important agreements regarding the business of the Company executed by the Company and WFOE as of the date hereof.

“Exercise Notice”	Has the meaning ascribed to such term in Article 3.7 hereof.

“Property Income”	Has the meaning ascribed to such term in Article 6.5 hereof.

“Confidential Information”	Has the meaning ascribed to such term in Article 8.1 hereof.

“Defaulting Party”	Has the meaning ascribed to such term in Article 11.1 hereof

“Default”	Has the meaning ascribed to such term in Article 11.1 hereof.

“Party’s Rights”	Has the meaning ascribed to such term in Article 12.5 hereof.

1.2	The application to any PRC Law herein shall be deemed to include:

(1)	a reference to the PRC Law as modified, amended, supplemented or reenacted, effective either before or after the date hereof; and

(2)	a reference to any other decision, circular or rule made thereunder or effective as a result thereof.

1.3	Unless otherwise required by the context, a reference to a provision, clause, section or paragraph shall be a reference to a provision, clause, section or paragraph of this Agreement.

Article 2 Grant of Equity Transfer Option and Asset Purchase Option

2.1

The Existing Shareholders hereby severally and jointly agree to grant WFOE an irrevocable, unconditional and exclusive Equity Transfer Option. Pursuant to such Equity Transfer Option, WFOE is entitled to, to the extent permitted by PRC Law, require the Existing Shareholders to transfer the Option Equity to WFOE or its designated entity or individual according to the terms and conditions hereunder and WFOE agrees to accept such Equity Transfer Option.

2.2	The Company hereby agrees that the Existing Shareholders grant such Equity Transfer Option to WFOE according to Article 2.1 above and the other provisions of this Agreement.

2.3

The Company hereby agrees to grant WFOE an irrevocable, unconditional and exclusive Asset Purchase Option. Pursuant to such Asset Purchase Option, WFOE is entitled to, to the extent permitted by PRC Law, require the Company to transfer all or part of the Company Assets to WFOE or its designated entity or individual according to the terms and conditions hereunder and WFOE agrees to accept such Asset Purchase Option.

2.4	The Existing Shareholders hereby severally and jointly agree that the Company grants such Asset Purchase Option to WFOE according to Article 2.3 above and the other provisions of this Agreement.

Article 3 Method of Exercise of Option

3.1

Subject to the terms and conditions of this Agreement, WFOE shall have the sole discretion to determine the specific time, method and times of its Exercise of Option to the extent permitted by PRC Law.

3.2

Subject to the terms and conditions of this Agreement, WFOE shall have the right to, at any time, require the Existing Shareholders to transfer all or part of the equity of the Company to WFOE or any other entity or individual designated by WFOE, to the extent permitted by the then-current PRC Law.

3.3

Subject to the terms and conditions of this Agreement, WFOE shall have the right to, at any time, require the Company to transfer all or part of the Company Assets to WFOE or any other entity or individual designated by WFOE to the extent permitted by the then-current PRC Law.

3.4

With regard to the Equity Transfer Option, at each Exercise of Option, WFOE shall have the right to determine the amount of the equity to be transferred by the Existing Shareholders to WFOE and/or any other entity or individual designated by it. The Existing Shareholders shall transfer the Transferred Equity to WFOE and/or any other entity or individual designated by it in the amount required by WFOE. WFOE and/or any other entity or individual designated by it shall pay the Transfer Price with respect to the Transferred Equity at each Exercise of Option to the Existing Shareholder transferring such Transferred Equity.

3.5

With regard to the Asset Purchase Option, at each Exercise of Option, WFOE shall have the right to determine the specific Company Assets to be transferred by the Company to WFOE and/or any other entity or individual designated by it. The Company shall transfer the Transferred Assets to WFOE and/or any other entity or individual designated by it according to WFOE’s requirement. WFOE and/or any other entity or individual designated by it shall pay the Transfer Price to the Company with respect to the Transferred Assets at each Exercise of Option.

3.6	At each Exercise of Option, WFOE may accept the Transferred Equity or Transferred Assets by itself or designate any third party to accept all or part of the Transferred Equity or Transferred Assets.

3.7

On deciding each Exercise of Option, WFOE shall issue to the Existing Shareholders or the Company a notice for exercising the Equity Transfer Option or a notice for exercising the Asset Purchase Option (hereinafter, the “Exercise Notice”), the form of which is set out as Annex 2 or Annex 3 hereto). The Existing Shareholders or the Company shall, upon receipt of the Exercise Notice, forthwith transfer all the Transferred Equity or Company Assets in accordance with the Exercise Notice to WFOE and/or any other entity or individual designated by WFOE in such method as described in Article 3.4 or Article 3.5 herein.

Article 4 Transfer Price

4.1

With regard to the Equity Transfer Option, the Transfer Price to be paid by WFOE or any other entity or individual designated by WFOE to each Existing Shareholder at each Exercise of Option shall be the corresponding capital contribution of the relevant Transferred Equity in the Company Registered Capital. But if the lowest price permitted by the then-current PRC Law is higher than the above capital contribution, the lowest price permitted by PRC Law shall prevail.

4.2

With regard to the Asset Purchase Option, WFOE or any other entity or individual designated by WFOE shall pay the net book value of relevant assets to the Company at each Exercise of Option. But if the lowest price permitted by the then-current PRC Law is higher than the above net book value, the lowest price permitted by PRC Law shall prevail.

Article 5 Representations and Warranties

5.1	The Existing Shareholders hereby severally and not jointly represent and warrant that:

5.1.1

The natural persons among the Existing Shareholders are Chinese citizens with full capacity. They have the full and independent legal status and legal capacity to execute, deliver and perform this Agreement. They may sue or be sued as an independent party.

5.1.2

The legal persons among the Existing Shareholders are the limited liability companies duly organized and validly existing under the PRC Law with an independent legal personality. They have the full and independent legal status and legal capacity to execute, deliver and perform this Agreement. They may sue or be sued as an independent party.

5.1.3

The Company is a limited liability company duly organized and validly existing under the PRC Law with an independent legal personality. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.1.4

Each of them has the full power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby.

5.1.5

This Agreement, when duly executed and delivered by the Existing Shareholders, shall constitute a legal, valid and binding obligation enforceable against them in accordance with the terms of this Agreement.

5.1.6

The Existing Shareholders are the recorded legal owners of the Option Equity as of the effective date of this Agreement, and except for the right of pledge under the Equity Pledge Agreement signed by the Company, WFOE and the Existing Shareholders on                      and the entrusted rights under the Shareholders’ Voting Rights Proxy Agreement signed by the Company, WFOE and the Existing Shareholders on                     , the Option Equity is free and clear of any lien, pledge, claim and other security interest and third party rights. Pursuant to this Agreement, WFOE and/or any other entity or individual designated by it may, after the Exercise of Option, acquire the good title to the Transferred Equity, free and clear of any lien, pledge, claim and other security interest or third party rights.

5.1.7

To the knowledge of the Existing Shareholders, the Company Assets are free and clear of any lien, pledge, claim and other security interest and third party rights. Pursuant to this Agreement, WFOE and/or any other entity or individual designated by it may, after the Exercise of Option, acquire the good title to the Company Assets, free and clear of any lien, pledge, claim and other security interest or third party rights.

5.2	The Company hereby represents and warrants that:

5.2.1

It is a limited liability company duly organized and validly existing under the PRC Law with an independent legal personality. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.2.2

It has the full corporate power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby.

5.2.3	This Agreement, when duly executed and delivered by it, shall constitute a legal, valid and binding obligation for it.

5.2.4

The Company Assets are free and clear of any lien, pledge, claim and other security interest and third party rights. Pursuant to this Agreement, WFOE and/or any other entity or individual designated by it may, after the Exercise of Option, acquire the good title to the Company Assets, free and clear of any lien, pledge, claim and other security interest or third party rights.

5.3	WFOE hereby represents and warrants that:

5.3.1

It is a wholly foreign-owned enterprise duly organized and validly existing under the PRC Law with an independent legal personality. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

5.3.2

It has the full corporate power and authority to execute, deliver and perform this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby.

5.3.3	This Agreement, when duly executed and delivered by it, shall constitute a legal, valid and binding obligation for it.

Article 6 Undertakings by the Existing Shareholders

Each of the Existing Shareholders hereby undertakes that:

6.1	Within the valid term of this Agreement, without WFOE’s prior written consent:

6.1.1	it shall not transfer or otherwise dispose of any Option Equity or create any security interest or other third party rights on any Option Equity;

6.1.2	it shall not increase or decrease the Company Registered Capital or be merged with any other entity;

6.1.3	it shall not dispose of or cause the management of the Company to dispose of any material Company Assets (other than in the ordinary course of business);

6.1.4

it shall not terminate or cause the management of the Company to terminate any Material Agreement entered into by the Company, or enter into any other agreement in conflict with the existing Material Agreements;

6.1.5	it shall not appoint or dismiss and replace any director or any supervisor of the Company or any other officer of the Company that shall be appointed or dismissed by the Existing Shareholders;

6.1.6	it shall not cause the Company to declare the distribution of or in practice distribute any distributable profit or dividend;

6.1.7	it shall ensure that the Company validly exists and is not terminated, liquidated or dissolved;

6.1.8	it shall not amend the articles of association of the Company; and

6.1.9

it shall ensure that the Company will not lend or borrow any money, or provide any guaranty or engage in security activities in any other form, or bear any substantial obligations other than in the ordinary course of business.

6.2

Within the term of this Agreement, it shall do its best to develop the business of the Company and ensure that the Company’s operations are legal and in compliance with the regulations and it shall not engage in any act or omission which may damage the Company’s assets or goodwill or affect the validity of the Business Permits of the Company.

6.3

Within the term of this Agreement, it shall timely notify WFOE of any circumstance that is expected to have a material adverse effect on the existence, business operations, financial conditions, assets or goodwill of the Company and timely take all the measures approved by WFOE to remove such adverse circumstance or take effective remedial measures with respect thereto.

6.4	Once WFOE gives the Exercise Notice,

6.4.1

it shall promptly, by way of shareholders’ decisions and all other necessary actions, approve the Existing Shareholders or the Company to transfer all the Transferred Equity or the Transferred Assets at the Transfer Price to WFOE and/or any other entity or individual designated by WFOE;

6.4.2

it shall promptly enter into an equity transfer agreement with WFOE and/or any other entity or individual designated by WFOE to transfer all the Transferred Equity at the Transfer Price to WFOE and/or any other entity or individual designated by WFOE and provide necessary support to WFOE (including executing and delivering all relevant legal documents, performing all government approval and registration procedures and undertaking all relevant obligations) in accordance with WFOE’s requirements, laws and regulations so that WFOE and/or any other entity or individual designated by WFOE acquires all the Transferred Equity, free and clear of any legal defect or any security interest, third party limitation or other limitation on the equity.

6.5

If any Existing Shareholder receives the Transfer Price or receives any form of profit or dividend distribution or liquidation property distribution from the Company (“Property Income”), with respect to the Transferred Equity held by it, then such Existing Shareholder agrees that, to the extent permitted by PRC Law, has the right to receive such Property Income. Such Existing Shareholder shall instruct the relevant transferee or the Company to pay such Property Income to the bank account designated by WFOE until then.

Article 7 Undertakings by the Company

7.1	The Company hereby undertakes that:

7.1.1

If any consent, permit, waiver or authorization by any third party, or any approval, permit or exemption by any government authority, or any registration or filing formalities (if required by laws) with any government authority needs to be obtained or handled with respect to the execution and performance of this Agreement and the grant of the Equity Transfer Option or Asset Purchase Option hereunder, the Company shall try its best to assist in satisfying the above conditions.

7.1.2

Without WFOE’s prior written consent, the Company will not assist or permit the Existing Shareholders to transfer or otherwise dispose of any Option Equity or create any security interest or other third party rights on any Option Equity.

7.1.3

Without WFOE’s prior written consent, the Company will not transfer or otherwise dispose of any material Company Assets (other than during the ordinary course of business) or create any security interest or other third party rights on any Company Assets.

7.1.4	The Company shall not do or permit any act that may adversely affect the interests of WFOE under this Agreement, including, but not limited to, any act that is subject to Article 6.1.

7.2	Once WFOE gives the Exercise Notice,

7.2.1

the Company shall promptly cause the Existing Shareholders to convene a shareholders’ meeting, pass resolutions and take all other necessary actions to approve the Company to transfer all the Transferred Assets at the Transfer Price to WFOE and/or any other entity or individual designated by WFOE;

7.2.2

the Company shall promptly enter into an asset transfer agreement with WFOE and/or any other entity or individual designated by WFOE to transfer all the Transferred Assets at the Transfer Price to WFOE and/or any other entity or individual designated by WFOE and cause shareholders to provide necessary support to WFOE (including executing and delivering all relevant legal documents, performing all government approval and registration procedures and undertaking all relevant obligations) in accordance with WFOE’s requirements, laws and regulations so that WFOE and/or any other entity or individual designated by WFOE acquires all the Transferred Assets, free and clear of any legal defect or any security interest, third party limitation or other limitation on the Company Assets.

Article 8 Confidentiality

8.1

Regardless of whether this Agreement is terminated or not, each Party shall keep strictly confidential all the business secrets, proprietary information, customer information and other information of a confidential nature about the other Parties known by it during the execution and performance of this Agreement (collectively, the “Confidential Information”). The receiving Party shall not disclose any Confidential Information to any third party except with the prior written consent of the disclosing Party or in accordance with relevant laws or regulations or under requirements of the place where its affiliate is listed on a stock exchange. The receiving Party shall not use or indirectly use any Confidential Information other than for performing this Agreement.

8.2	The following information shall not be deemed part of the Confidential Information:

(a)	any information already known by the receiving Party by legal means prior to disclosure, which is substantiated in writing;

(b)	any information being part of public knowledge through no fault of the receiving Party; or

(c)	any information rightfully received by the receiving Party from other sources after disclosure.

8.3

The receiving Party may disclose the Confidential Information to its relevant employees, agents or engaged professionals, but the receiving Party shall guarantee that they are in compliance with the relevant terms and conditions of this Agreement and assume any responsibility arising from any breach thereof by them.

8.4	Notwithstanding any other provision herein, the validity of this Article shall survive the termination of this Agreement.

Article 9 Term of Agreement

This Agreement shall become effective upon due execution by the Parties and be terminated until all the Option Equity and the Company Assets are lawfully transferred to WFOE or any other entity or individual designated by WFOE pursuant to the provisions of this Agreement.

Article 10 Notices

10.1	Any notice, request, demand and other communications required to be made or given under or pursuant to this Agreement shall be in writing and delivered to the relevant Party.

10.2

The above notices or other communications shall be deemed duly given or served: if sent by fax or telex, immediately upon transmission; if delivered in person, at the time of delivery; if posted by mail, five (5) days after posting.

Article 11 Defaulting Liability

11.1

The Parties agree and acknowledge that, if any of the Parties (the “Defaulting Party”) materially breaches any provision herein or materially fails to perform or delays performance of any of the obligations hereunder, such breach, failure or delay shall constitute a default under this Agreement (a “Default”). In such event, any of the other Parties without default (a “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the Non-defaulting Party notifying the Defaulting Party in writing and requiring the Default to be rectified, then:

11.1.1	if any Existing Shareholder or the Company is the Defaulting Party, WFOE shall be entitled to terminate this Agreement and require the Defaulting Party to indemnify all damages;

11.1.2	if WFOE is the Defaulting Party, the Non-defaulting Party shall be entitled to require the Defaulting Party to indemnify all damages.

11.2	Except as otherwise provided for by law, in no event shall the Existing Shareholder and the Company have the right to terminate or cancel this Agreement.

11.3	Notwithstanding any other provision herein, the validity of this Article shall survive the termination of this Agreement.

Article 12 Miscellaneous

12.1	This Agreement is written in Chinese and executed in ( ) originals, with one (1) original to be retained by each Party hereto.

12.2	The formation, validity and interpretation of, resolution of disputes in connection with, this Agreement, shall be governed by PRC Law.

12.3	Dispute Resolution

12.3.1

Any dispute arising hereunder and in connection herewith shall be resolved through consultations among the Parties, and if the Parties fail to reach a mutual agreement within thirty (30) days of its occurrence, any Party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be Shanghai and the language used in arbitration proceedings shall be Chinese. The arbitral award shall be final and binding on the Parties.

12.3.2	During dispute resolution, the Parties shall continue to perform the terms of this Agreement other than those relating to disputes.

12.4

Any right, power or remedy conferred on any Party by any provision of this Agreement shall not be exclusive of any other right, power or remedy available to it at law and under the other provisions of this Agreement, and the exercise by such Party of any of its rights, powers and remedies shall not preclude the exercise of any other rights, powers and remedies it may have.

12.5

No failure or delay by a Party in exercising any of its rights, powers and remedies available to it hereunder or at law (hereinafter, the “Party’s Rights”) shall operate as a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

12.6	The headings contained herein shall be for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

12.7

Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.8

This Agreement, when executed, shall supersede any prior other legal document among the Parties with respect to the subject matter hereof. Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto, but other than WFOE’s transfer of its rights hereunder according to Article 12.9 hereof.

12.9

Without WFOE’s prior written consent, any other Party shall not transfer any of its rights and/or obligations hereunder to any third party. The other Parties hereby agree that without the prior written consent of the other Parties, WFOE is entitled to transfer any of its rights and/or obligations hereunder to any third party upon written notice thereof to the other Parties.

12.10

This Agreement shall be binding on the legal assignees, successors or heirs of the Parties. Each Existing Shareholder warrants to WFOE that it has made (and will continue to make) all such arrangements and has signed all such documents as are necessary to ensure that upon its death, incapacity, bankruptcy, divorce or the occurrence of any other circumstance that prevents it from exercising the equity, the persons that may acquire the equity of the Company or related rights as a result thereof, including its successor, heir, guardian, creditor or spouse, will not affect or impede the performance of this Agreement.

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[SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Exclusive Call Option Agreement on the date and in the place first above written.

Existing Shareholders

Company

WFOE

Annex 1:

Company’s General Information

Company name:

Registered capital: RMB          mn

Legal representative:

Shareholding structure:

Shareholder’s name	Contribution in registered capital (RMB yuan)	Percentage of contribution	Method of contribution

Total

Annex 2:

Form of Exercise Notice

To: [Name of the Existing Shareholder]

WHEREAS, our company entered into an Exclusive Call Option Agreement (“Option Agreement”) with you/your company and                      (the “Company”) on             , 20    , which stipulates that you/your company shall transfer the equity held by you/your company in the Company to our company or any third party designated by our company at our company’s request to the extent permitted by PRC Law and regulations.

Therefore, our company hereby gives this Notice to you/your company as follows:

Our company hereby requires to exercise the Equity Transfer Option under the Option Agreement and our company/[●] [name of company/individual] designated by our company shall accept the [●] equity held by you/your company in the Company (“Proposed Accepted Equity”). You/your company are/is required to forthwith transfer all the Proposed Accepted Equity to our company/[name of designated company/individual] pursuant to the provisions of the Option Agreement upon receipt of this Notice.

Best regards,

(Seal)
Authorized representative:
Date:

Annex 3:

Form of Exercise Notice

To:

WHEREAS our company, entered into an Exclusive Call Option Agreement (“Option Agreement”) with your company,                      on             , 20    , which stipulates that you company shall transfer your company’s assets to our company or any third party designated by our company at our company’s request to the extent permitted by PRC Law and regulations.

Therefore, our company hereby gives this Notice to you company as follows:

Our company hereby requires to exercise the Asset Purchase Option under the Option Agreement and our company/[●] [name of company/individual] designated by our company shall accept the assets stated in a separate list and owned by your company (hereinafter, the “Proposed Accepted Assets”). You company is required to forthwith transfer all the Proposed Accepted Assets to our company/[name of designated company/individual] pursuant to the provisions of the Option Agreement upon receipt of this Notice.

Best regards,

(Seal)
Authorized representative:
Date:

Schedule A

The following schedule sets forth all major similar agreements the registrant entered into with each of its variable interest entities. Other than the information set forth below, there is no material difference between such agreements and this exhibit.

VIE	Executing Parties	Execution Date
Shanghai Liulishuo Information and Technology Co., Ltd.

Existing Shareholders: Dr. Yi Wang, Mr. Zheren Hu, Dr. Hui Lin, Zhuhai Xinran Consulting and Management Co., Ltd., Ningbo Meishan Bonded Port Zhimei Fifth Equity Investment Partnership (Limited Partnership), Jiwei Enterprise Management and Consulting (Shanghai) Co., Ltd., Mr. Gu Jiong, Dazi Tongxin Kaiyuan Investment Management Co., Ltd., and Beijing Wu Capital Investment Management;

Company: Shanghai Liulishuo Information and Technology Co., Ltd.;

WFOE: Yuguan Information Technology (Shanghai) Co., Ltd.

May 29, 2018

Shanghai Mengfan Cultural Communication Co., Ltd.

Existing Shareholders: Dr. Yi Wang, Mr. Zheren Hu, Dr. Hui Lin, Zhuhai Xinran Consulting and Management Co., Ltd., Ningbo Meishan Bonded Port Zhimei Fifth Equity Investment Partnership (Limited Partnership), Jiwei Enterprise Management and Consulting (Shanghai) Co., Ltd., Mr. Gu Jiong, Dazi Tongxin Kaiyuan Investment Management Co., Ltd., and Beijing Wu Capital Investment Management;

Company: Shanghai Mengfan Cultural Communication Co., Ltd.;

WFOE: Yuguan Information Technology (Shanghai) Co., Ltd.

May 29, 2018

Shanghai Mengfan Education Technology Co., Ltd.	Existing Shareholders: Dr. Yi Wang, Mr. Zheren Hu and Dr. Hui Lin; Company: Shanghai Mengfan Education Technology Co., Ltd.; WFOE: Yuguan Information Technology (Shanghai) Co., Ltd.	April 22, 2019